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                                        Contact:
                                        Michael Donovan



PSC APPROVES O&R STOCK REPURCHASE PLAN REQUEST


PEARL RIVER, NY December 17, 1997 --- The New York State Public Service Commission today approved Orange and Rockland Utilities, Inc.'s program for the repurchase of up to 700,000 shares of the Company's outstanding common stock and the issuance of up to $25 million of unsecured debt to finance the purchases.

The program will enable the Company to repurchase stock from time to time through December 31, 1999 in the open market or through privately negotiated transactions. The timing and extent of the stock repurchased will depend upon financial market conditions.

The stock repurchase program is designed to enhance shareholder value and further solidify the Company's financial and operational strength in the emerging marketplace.

Orange and Rockland Utilities, Inc., whose 21,000 investors own approximately 13.7 million shares of stock, is an investor-owned utility serving 266,000 electric customers and 113,000 natural gas customers in a 1,350 square-mile region with a population of approximately 676,000 people in southeastern New York State as well as adjacent sections of northern New Jersey and northeastern Pennsylvania.